Exhibit 10.2
Certain information has been excluded from this exhibit because it is both not material and is of the type that the registrant treats as private or confidential. Redacted information is indicated by brackets.

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is entered into this 28th day of June, 2021 (the “Effective Date”) by and between TreeHouse Foods, Inc., a Delaware corporation (together with any successor, the “Company”), and Thomas E. O’Neill (“Advisor”).

RECITALS

WHEREAS, Advisor and the Company previously entered into an agreement, dated June 28, 2021 (the “Transition Agreement”) that provides, among other things, that Advisor will cease to be an officer of the Company, effective June 30, 2021 (the “Transition Date”);

WHEREAS, the Company and Advisor have mutually agreed that Advisor will continue to provide services to the Company as an independent contractor and Special Advisor for a period of time after the Transition Date; and

WHEREAS, the Company and Advisor desire to set forth herein their mutual agreement with respect to all matters relating to Advisor’s services during the Term (as defined below).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Advisor agree as follows:

AGREEMENT

1.Engagement as Advisor.

(a)Ongoing Services. The Company engages Advisor, and Advisor agrees to make himself available as a non-employee consultant to provide ongoing services (the “Ongoing Services”) relating to (i) on-boarding a successor and (ii) assisting the Company with the pending antitrust litigation against Keurig Dr. Pepper Inc. (the “Keurig Litigation”). Regarding the Keurig Litigation, consistent with the time commitment limitations set forth in Section 9(b) below, Advisor shall perform services that are generally consistent with the services that he performed while serving as the Company’s General Counsel and shall provide such other assistance as shall be reasonably requested by Winston & Strawn LLP (“Winston”), the lead trial counsel, or the Company’s General Counsel or Chief Executive Officer, including performing the general services outlined on a communication from the Company to Advisor, dated June 12, 2021. The Company and Advisor acknowledge and agree that final decision-making authority with respect to any matter that the Advisor works on as part of the

Ongoing Services, including the Keurig Litigation and management of the Company’s advisors with respect to such litigation (including Winston), will rest not with Advisor but rather with the Company’s General Counsel, its Chief Executive Officer and the Board. The Company agrees that, during the Term (as defined below), it shall keep Advisor fully informed regarding the Keurig Litigation.

(b)Advisory Term. The term of this Agreement (the “Term”) will begin on the Transition Date and will, unless earlier terminated pursuant to Section 3, end upon the conclusion of the Keurig Litigation for any reason, including: (i) the parties to the litigation entering into a settlement and the Company’s collection of all proceeds owed to it as a result of such settlement, (ii) the rendering of a verdict, the exhaustion of all appeals and the Company’s collection of all proceeds owed to it as a result of such verdict or (iii) a dismissal of the case for any reason and the final resolution of all appeals related to such dismissal, resulting in no fees owed to the Company (each, a “Resolution”).

2.Advisor’s Compensation. Advisor will receive the following compensation from the Company during the Term (collectively, the “Advisory Compensation”):

(a)Annual Fee. The Company will pay Advisor an annual fee of $200,000, payable monthly in arrears and pro-rated for any partial months (the “Advisory Fee”).

(b)Contingency Fee. The Company will pay Advisor a lump sum payment that will vary based on the outcome of the Keurig Litigation (the “Contingency Fee”). The Contingency Fee will be paid as soon as administratively practicable following a Resolution, but in no event later than March 15 of the year following the Resolution. The Contingency Fee will be determined as set forth on Exhibit A.

(c)Equity Awards. Advisor shall not receive any equity awards during the Term.

3.Termination of the Advisory Period.

(a)Voluntary Termination by Advisor or Termination by the Company for Cause: If, during the Term, Advisor’s services are terminated either (i) voluntarily by Advisor for any reason or (ii) by the Company for Cause, Advisor shall cease to have any rights under this Agreement (including, for the avoidance of doubt, any right to the payment of the Contingency Fee) other than those accrued prior to the termination date. For the purposes of this Agreement, “Cause” shall mean:

(i)Advisor’s conviction of a felony or the entering by Advisor of a plea of nolo contendere to a felony charge;

(ii)Advisor’s material breach of this Agreement; or

(iii)Advisor’s material breach of Section 7 of the Amended and Restated Employment Agreement, dated as of February 20, 2018 by and between Advisor and the Company (the “Employment Agreement”).

Provided, however, that no act or omission shall constitute Cause for purposes of this Agreement unless the Board provides Advisor, within ninety (90) days of the Board learning of such act or acts or failure or failures to act:

(i)written notice of the intention to terminate him for Cause, which notice states in detail clearly and fully the particular act or acts or failure or failures to act that constitute the grounds on which the Board reasonably believes in good faith constitutes Cause; and

(ii)an opportunity, within thirty (30) days following Advisor’s receipt of such notice, to meet in person with the Board to explain or defend the alleged act or acts or failure or failures to act relied upon by the Board and, to the extent such cure is possible, to cure such act or acts or failure or failures to act. If such conduct is cured to the reasonable satisfaction of the Board, such notice of termination shall be revoked.

(b)Termination by the Company without Cause: If, during the Term, Advisor’s services are terminated by the Company without Cause, Advisor will be entitled to the Contingency Fee. For the avoidance of doubt, Advisor will have no further entitlement to the Advisory Fee following a termination by the Company without Cause. The Company agrees that following any such termination it shall provide, either directly or through its attorneys, updates to Advisor on material developments regarding the Keurig Litigation, provided that (i) there shall be no obligation for the Company to provide an update on any matter if its attorneys reasonably believe that doing so will jeopardize the availability of the attorney-client privilege or attorney work product protection with respect to such information and (ii) Advisor agrees that he shall keep any such information provided to him pursuant to this Agreement confidential and shall not use it for trading or any other purpose.

(c)Termination due to Death or Disability: If, during the Term, Advisor’s services are terminated due to Advisor’s death or Disability, Advisor or Advisor’s estate, as applicable, will be entitled to the following benefits:

(i)If Advisor’s death or Disability occurs during the first 12 months of the Term, Advisor (or Advisor’s estate, if applicable), will be entitled to any portion of the Annual Fee accrued but unpaid through the date of termination and no other benefits.

(ii)If Advisor’s death or Disability occurs following the first 12 months of the Term, Advisor (or Advisor’s estate, if applicable) will be entitled to the Contingency Fee, paid at the same time and on the same terms as contemplated under Section 2(b).

For the purpose of this Agreement, “Disability” shall mean Advisor’s inability, regardless of any reasonable accommodation by the Company, to substantially fulfill the position, duties,

responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury sickness or disease for a period of more than:

(iii)Four (4) consecutive months; or

(iv)An aggregate of six (6) months in any twelve (12) month period.

Any question as to the existence or extent of Advisor’s disability upon which Advisor and the Company cannot agree shall be determined by a qualified, independent physician jointly selected by the Company and Advisor. If the Company and Advisor cannot agree on the physician to make the determination, then the Company and Advisor shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Advisor or his legal representative or any adult member of his immediate family shall have the right to present to such physician such information and arguments as to Advisor’s disability as he, she or they deem appropriate, including the opinion of Advisor’s personal physician. The Company agrees that following any termination for Disability, it shall provide, either directly or through its attorneys, updates to Advisor on material developments regarding the Keurig Litigation, provided that (i) there shall be no obligation for the Company to provide an update on any matter if its attorneys reasonably believe that doing so will jeopardize the availability of the attorney-client privilege or attorney work product protection with respect to such information and (ii) Advisor agrees that he shall keep any such information provided to him pursuant to this Agreement confidential and shall not use it for trading or any other purpose.

(d)Release of Claims. Any payment of the Contingency Fee under any provision of this Agreement is subject to Advisor’s (or Advisor’s estate’s) execution and non-revocation of a release of claims in a form reasonably acceptable to the Company.

4.Advisor Role. Advisor understands that he will have no authority to bind the Company in any contract or act as the Company’s agent, including, for the avoidance of doubt, with respect to the Keurig Litigation. Advisor further understands that, notwithstanding any rights the Advisor may have with respect to a fee based on the Non-Monetary Recovery (as described on Exhibit A), the Company shall have complete discretion to make all decisions regarding its businesses, including all decisions regarding whether and how to market the sale of coffee pods to the commercial/office market.

5.Independent Contractor Status. Nothing herein shall be construed to create a joint venture or partnership between the parties or an employer/employee relationship. Advisor understands and agrees that, except as otherwise provided herein, the manner in which he performs the Consulting Services is in his own discretion and control, and the Company shall not supervise or direct Advisor’s performance of those Consulting Services. The Company shall issue an IRS Form 1099 to Advisor in connection with the Consulting Fee hereunder in accordance with applicable law. Accordingly, Advisor will have no authority to bind the Company in any contract or act as the Company’s agent, including, for the avoidance of doubt, with respect to the Keurig Litigation. Advisor will secure all licenses or permits required by law and shall comply with all ordinances, laws, orders, rules and regulations pertaining to the Consulting Services. Advisor will be responsible for the payment of all taxes imposed in connection with, or as a result of, his engagement. Advisor shall indemnify the Company against any liabilities or debts it may incur or suffer arising out of Advisor’s failure to properly withhold or pay any applicable taxes. At no time will Advisor be considered an employee of the Company for any purpose, including (but not limited to): (i) coverage under the Federal Insurance Contribution Act, the Federal Unemployment Tax Act and the State Social Security and Unemployment Compensation Acts; and (ii) the collection of income tax at the source of wages. As an independent contractor, Advisor shall not be subject to any employment rules, regulations or policies of the Company. If Advisor is subsequently classified by the Internal Revenue Service as a common law employee, Advisor expressly waives his rights to any benefits to which he was, or might have become, entitled. No workers’ compensation insurance shall be obtained by the Company related to his engagement. Advisor will comply with the workers’ compensation laws related to his Consulting Services.

6.Indemnification and Insurance.

(a)The Company agrees that if Advisor is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, employee or advisor of the Company or any subsidiary or affiliate thereof, or is or was serving at the request of the Company as a director, officer, member, employee, agent or advisor of another corporation, partnership, joint venture, trust or other enterprise, including, in each case, service with respect to employee benefit plans, whether or not the basis of such Proceeding is Advisor’s alleged action in an official capacity while serving as a director, officer, member, employee, agent or advisor, Advisor shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or by-laws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Advisor in connection therewith, and such indemnification shall continue as to Advisor even if he has ceased to be a director, officer, member, employee, agent or advisor of the Company or other entity and shall inure to the benefit of Advisor’s heirs, executors and administrators. If Advisor serves as a director, officer, member, partner, employee, agent or advisor of another corporation, partnership, joint venture, limited liability company, trust or other enterprise (including, in each case, service with respect to employee benefit plans) which is a subsidiary or affiliate of the Company, it shall be presumed for purposes of this Section 6 that Advisor serves or served in such capacity at the request of the Company. The Company shall advance to Advisor all reasonable costs and expenses incurred by him in connection with a Proceeding within thirty (30) days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Advisor to repay the amount of such advance, if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b)The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Advisor to the extent the Company provides such coverage for its executive officers or directors.

7.Restrictive Covenants. Advisor and the Company agree that the restrictive covenants set forth in Section 7 of the Employment Agreement shall continue to apply during the Term. Notwithstanding anything in the Employment Agreement to the contrary, the Company and Advisor acknowledge and agree that the “Date of Termination” for the purposes of such restrictive covenants shall mean the date of the termination of this Agreement.

8.Legal Fees Incurred in Negotiating this Agreement. The Company shall reimburse Advisor for Advisor’s reasonable legal fees incurred in negotiating and drafting this Agreement, the Transition Agreement, and any related agreements, up to a maximum amount of $20,000, provided that, any such payment shall be made on or before March 15 of the calendar year immediately following the Effective Date.

9.Section 409A.

(a)This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Advisor pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Advisor to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Advisor shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts payable under this Agreement are subject to Section 409A of the Code and are payable by reference to Advisor’s “termination of service,” such term shall be deemed to refer to Advisor’s “separation from service,” within the meaning of Section 409A of the Code. Any reimbursement or advancement payable to Advisor pursuant to this Agreement or otherwise shall be conditioned on the submission by Advisor of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Advisor within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Advisor incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

(b)During the Term, the Advisor’s services shall not exceed 20% of the average level of services performed by Advisor over the 36-month period ending on the Transition Date and thus Advisor will experience a “separation from service” as defined in Section 409A of the Code as of the Transition Date.

10.Enforceability. If a court of competent jurisdiction or an arbitrator determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

11.Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Advisor and by Advisor’s personal or legal representatives, executors and administrators and by the Company and its successors. The Company may assign this Agreement to Bay Valley Foods, Inc., Sturm Foods, Inc., or to any other subsidiary that has a significant financial interest in the Keurig Litigation, the financial capability to satisfy the Advisory Agreement, and that expressly assumes the Advisory Agreement. For the avoidance of doubt, any spin-off, split-off, or other reorganization of the Company or the creation of a contingent right regarding the Keurig Litigation shall not affect the Advisor’s rights to the Contingency Fee. Also for the avoidance of doubt, Advisor may not assign the performance of his duties under this Agreement to any other person. In the event of the death of Advisor while any amounts are payable to Advisor hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Advisor’s estate.

12.Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier that guarantees next day delivery or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith) if to the Company, to TreeHouse Foods, Inc., Attention: General Counsel, 2021 Spring Road, Suite 600, Oak Brook, IL 60523, and if to Advisor, to the last known address of Advisor in the records of the Company, which Advisor may update from time to time by way of the notice procedure set forth in this Section 10.

13.Entire Agreement. Except as otherwise specifically provided herein, this Agreement, the Transition Agreement, and Section 7 of the Employment Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and with respect to Advisor’s engagement by the Company and supersedes all prior employment or severance or other agreements between Advisor and the Company and its subsidiaries, whether written or oral, or any of its predecessors or affiliates. Except as otherwise provided herein, Advisor acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Advisor’s separation from the Company and its subsidiaries and affiliates that is not contained in this Agreement or the Transition Agreement shall be valid or binding. Advisor represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the

Company or its agents except as expressly contained in this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

14.Waivers. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

15.Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware, without giving effect to any choice of law principles.

16.Dispute Resolution. Any disputes arising under or in connection with this Agreement shall, at the election of Advisor or the Company, be resolved by binding arbitration, to be held in Chicago, Illinois in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration shall be borne by the Company. Unless the arbitrator determines that Advisor did not have a reasonable basis for asserting his position with respect to the dispute in question, the Company shall also reimburse Advisor for his reasonable attorneys’ fees incurred with respect to any arbitration. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Advisor under this Agreement and all benefits to which Advisor is entitled at the time the dispute arises (other than the amounts which are the subject of such dispute).

17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

[Signature Page to Follow]

WHEREFORE, the Company and Advisor, by their signatures below, evidence their agreement to the provisions stated above.

TREEHOUSE FOODS, INC.

By: /s/ Steven Oakland
Steven Oakland
Chief Executive Officer

Date: June 28, 2021

ADVISOR

/s/Thomas E. O’Neill
Thomas E. O’Neill

Date: June 28, 2021

Exhibit A
Contingency Fee

Advisor’s Contingency Fee shall equal the sum of any (i) Monetary Recovery Fee plus (ii) any Non-Monetary Recovery Fee (in aggregate the Contingency Fee).

Advisor’s Monetary Recovery Fee shall equal (A) 1.2% of the gross cash proceeds of the Keurig Litigation up to and including $[_____] and (B) 0.8% of the gross cash proceed of the Keurig Litigation for all amounts in excess of $[_____].

Advisor’s Non-Monetary Recovery Fee shall equal 1.2% of the Non-Monetary Recovery, if the gross cash proceeds related to the Keurig Litigation are less than $[_____] until the sum of the gross cash proceeds related to the Keurig Litigation and the Non-Monetary Recovery equals $[_____] and .8% of the Non-Monetary Recovery thereafter. The Non-Monetary Recovery shall be calculated and paid consistent with a letter from the Company to a third party defining Non-Monetary Recovery dated June 13, 2018.
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